Exhibit 99.1

Synagro Technologies Announces Stockholder Approval of the Proposed Merger with
                         Affiliates of The Carlyle Group

     HOUSTON--(BUSINESS WIRE)--March 29, 2007--Synagro Technologies, Inc. (NasdaqGM:SYGR) announced today that its stockholders approved the Agreement and Plan of Merger (the "Merger Agreement") among Synagro, Synatech Holdings, Inc. ("Parent"), and Synatech, Inc., whereby Synagro will become a wholly owned subsidiary of Parent, an affiliate of The Carlyle Group ("Carlyle"). As a result of this approval, the parties expect to consummate the merger on April 2, 2007, in accordance with the terms of the Merger Agreement.

     Additionally, as contemplated by the Merger Agreement, Synagro announced that its Board of Directors has declared a cash dividend to all of its stockholders of record as of the close of business today, March 29, 2007, as contemplated by the Merger Agreement. The amount of the dividend will be $0.10 per share multiplied by a fraction, the numerator of which is the number of days beginning on February 28, 2007 and ending on the closing date of the merger, and the denominator of which is 90 days as provided in the Merger Agreement. The dividend will be paid as promptly as practicable after the closing of the merger.

     About Synagro

     Synagro believes that it is the largest recycler of biosolids and other organic residuals in the United States and is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves more than 600 municipal and industrial water and wastewater treatment accounts with operations in 33 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, non-hazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services. Additional information about the Company is available at www.synagro.com.

     About Carlyle

     The Carlyle Group is a global private equity firm with $56.0 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate, and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services, and telecommunications & media. Since 1987, the firm has invested $26.4 billion of equity in 601 transactions for a total purchase price of $126.5 billion. The Carlyle Group employs more than 780 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $68 billion in revenue and employ more than 200,000 people around the world. Additional information about Carlyle is available at www.carlyle.com.

     The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below.

     Safe Harbor Statement

     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, risks associated with consummating our pending merger.


     CONTACT: SYNAGRO, Houston
              Robert C. Boucher, Jr., 713-369-1700
              or
              CARLYLE
              Chris Ullman, 202-729-5399
              chris.ullman@carlyle.com